Exhibit 99.3
Brad A. Alford Elected to Avery Dennison Board of Directors
PASADENA, Calif., Apr 22, 2010 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Brad A. Alford, chairman and chief executive officer of Nestlé USA, to the board.
“We are fortunate to have Brad Alford join our board,” said Dean A. Scarborough, chairman, president and chief executive officer of Avery Dennison. “As the leader of a U.S. division of the world’s largest food company, Brad brings to our board a deep understanding of the power of branding and packaging to create relationships with consumers.”
Alford’s 29-year career with Nestlé has included leadership positions in Australia and the Oceania region as well as the United States. He became chairman and CEO of Nestlé USA in 2006.
A native of Cincinnati, Ohio, Alford holds a Master of Business Administration in Finance and Marketing from Indiana University and a Bachelor of Science from Miami University of Ohio. He serves on the Board of the Grocery Manufacturers Association.
About Avery Dennison
Avery Dennison is a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. The Company’s products include pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; RFID inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications. A FORTUNE 500 Company with sales of $6 billion in 2009, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit www.averydennison.com.